EXHIBIT 99.2

Akorn Provides Material Updates

- BDO USA, LLP Engaged as Independent Registered Public Accounting Firm -
- Nasdaq Listing Extension Granted Through May 9, 2016 -
- Conference Call Scheduled for 8:00 am ET on January 15, 2016 -

LAKE FOREST, Ill., Jan. 14, 2016 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX) today announced that Akorn engaged BDO USA, LLP as the company’s independent registered public accounting firm and the company received a listing extension from Nasdaq through May 9, 2016. In addition, Akorn provided an update on the status of its ongoing financial statement review and future investor communication plans.

Financial Statement Review Update

In light of the Audit Committee’s findings, Akorn’s management continues to evaluate the nature and scope of the company’s ongoing restatements to its 2014 financial results as well as possible amendments to its disclosures. Akorn's estimate of the errors is estimated to have resulted in an overstatement to net revenue and pretax income from continuing operations of approximately $35 million for the year ended December 31, 2014. These estimates are based on management's ongoing assessments and are subject to the completion of the restatement and the audit of the restated financial statements for the year ended December 31, 2014.

Akorn’s management is considering the company’s prior conclusions of the adequacy of its internal control over financial reporting and disclosure controls and procedures, and related material weaknesses in such controls. Akorn intends to amend certain prior disclosures pertaining to its evaluation of such controls and procedures, and material weaknesses, as appropriate in connection with any amended filings, and will consider whether any further remedial measures may be advisable.

BDO USA, LLP Engaged as Akorn’s Independent Registered Public Accounting Firm

Akorn today announced it has engaged BDO USA, LLP as its new independent registered public accounting firm to succeed KPMG LLP. The decision was not the result of any disagreement between Akorn and KPMG LLP on any matter of accounting principle or practice, financial statement disclosures, or auditing scope or procedure. BDO USA, LLP will be auditing the Company’s financial statements for the two years ended December 31, 2015, including the restatement for 2014.

Despite the change in independent registered public accounting firms, Akorn maintains its previously stated goal of regaining compliance with timely financial reporting requirements by May 9, 2016. Also, Akorn believes that restated 2014 financials will be filed concurrently with delinquent 2015 financial reports.

Nasdaq Listing Extension Granted Through May 9, 2016

Akorn today announced that the company received a positive listing determination from the Listing Qualifications Panel of The Nasdaq Stock Market. The Panel granted Akorn’s request for an extension to regain compliance with Nasdaq’s filing requirement, through May 9, 2016, which is the full extent of the Panel’s discretion in this matter. It remains Akorn’s goal to file the necessary periodic reports with the Securities and Exchange Commission by the May 9, 2016 Nasdaq deadline. The Panel also granted Akorn an extension to satisfy proxy solicitation and annual meeting requirements through July 5, 2016. Akorn plans to hold a combined annual meeting for the fiscal years ended 2014 and 2015 promptly following the filing of all necessary periodic reports with the SEC.

Liquidity Update

Akorn’s unaudited liquidity position for the five quarters ended December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 are detailed in the table below.

Unaudited; values in millions	December 31, 2014	March 31, 2015	June 30 2015	September 30, 2015	December 31, 2015
Cash & Cash Equivalents	$70.7	$123.5	$257.1	$314.5	$341.9
Short- and Long-Term Debt	$1,124.9	$1,120.9	$1,080.7	$1,077.5	$1,074.4
Average Fully Diluted Shares Outstanding	124.5	125.4	125.9	125.9	125.6

Additionally, short- and long-term debt described in the table above include convertible debt balances of $87.5 million as of December 31, 2014, $85.2 million as of March 31, 2015, $45.2 million as of June 30, 2015, $44.2 million as of September 30, 2015 and $43.2 million as of December 31, 2015. Akorn has elected to settle all future conversions of its 3.50% Convertible Senior Notes Due June 1, 2016 in common stock; these conversions are already factored into Akorn’s fully diluted share count.

Commitment to Ongoing Communication

During the remainder of the restatement process, Akorn remains committed to ongoing communication with investors and stakeholders. Akorn’s goal is to provide summary preliminary fourth quarter and full year 2015 results and initial 2016 financial guidance in early March 2016. Akorn plans to issue summary preliminary financial updates on a quarterly basis until the company is fully current and compliant with financial reporting requirements.

Conference Call and Webcast Details

Akorn will host an investor update conference call and webcast on Friday, January 15, 2016 at 8:00 am ET The dial-in number to access the call is (888) 357-9787 in the U.S. and Canada and +1 (503) 406-4383 for international callers. The conference ID is 27736093. To access the live webcast, please go to Akorn’s Investor Relations web site at http://investors.akorn.com.

A webcast replay of the conference call will be available shortly following the conclusion of the call and will be available for 90 days following the call. To access the webcast replay, please go to Akorn’s Investor Relations web site at http://investors.akorn.com.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India where the Company manufactures ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on the Company's website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward looking statements", including the expected timing of filings, the timing and successful implementation of remediation efforts, the expected impact of the restatement on our financial results, the expected timeline and results of investigations, the results of Nasdaq hearings and determinations and other statements regarding Akorn's regulatory approvals, goals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Factors that could cause or contribute to such differences include, but are not limited to: the difficulty of predicting the timing of the completion of our restatement, its impact on our financial results, and the timing of the related filings; costs, risks, and uncertainties associated with pending investigation matters described herein; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's periodic public filings with the SEC and in other written or oral investor communications. Other factors besides those listed there could also adversely affect our results. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward-looking statements.

Investors/Media:
Dewey Steadman
Executive Director, Investor Relations
(847) 582-6923
investor.relations@akorn.com